Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

PAR Technology Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $.02 par value per share	Other	1,750,000	$39.55	$69,212,500	$0.0000927	$6,416
Total Offering Amounts							$6,416
Total Fee Offsets (4)							-
Net Fee Due							$6,416

(1)
Represents additional shares of the Registrant’s Common Stock that may be issued under the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 11, 2022.

(3)	Rounded to the nearest cent.

(4)	The Registrant does not have any fee offsets.